Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ocean Power Technologies on Form S-3 (Nos. 333-275843 and 333-273044) and Form S-8 (Nos. 333-208522, 333-214316, 333-224436, 333-232755, 333-252372, 333-262684, 333-269344 and 333-277728) of our report dated July 25, 2024, on our audits of the financial statements as of April 30, 2024, and 2023 and for each of the years then ended which report is included in this Annual Report on Form 10-K to be filed on or about July 25, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, NJ
July 25, 2024